                                                                   EXHIBIT 10.15






                            STOCK PURCHASE AGREEMENT

            WITH RESPECT TO ALL OF THE ISSUED AND OUTSTANDING CAPITAL

                                    STOCK OF

                             SQUIRREL SYSTEMS, INC.

                         AND ITS WHOLLY OWNED SUBSIDIARY

                         SQUIRREL SYSTEMS OF CANADA LTD.

                                                                       PAGE
                                                                      ------
ARTICLE I - THE STOCK PURCHASES ....................................      1
    1.1   STOCK PURCHASES AND DIVIDEND .............................      1
    1.2   PURCHASE PRICE ADJUSTMENT ................................      2
    1.3   CLOSING ..................................................      3

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF PURCHASER ...........      4
    2.1   ORGANIZATION AND QUALIFICATION ...........................      4
    2.2   AUTHORITY; NON-CONTRAVENTION; APPROVALS ..................      4

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE SELLER..........      5
    3.1   SELLER DISCLOSURE SCHEDULE ...............................      5
    3.2   ORGANIZATION AND QUALIFICATION ...........................      5
    3.3   CAPITALIZATION ...........................................      6
    3.4   SUBSIDIARIES .............................................      6
    3.5   AUTHORITY; NON-CONTRAVENTION; APPROVALS ..................      7
    3.6   FINANCIAL STATEMENTS .....................................      8
    3.7   ORDINARY COURSE ..........................................      8
    3.8   LITIGATION ...............................................      8
    3.9   NO VIOLATION OF LAW ......................................      8
    3.10  COMPLIANCE WITH AGREEMENTS ...............................      9
    3.11  TAXES ....................................................      9
    3.12  EMPLOYEE BENEFIT PLANS; ERISA ............................     10
    3.13  INTELLECTUAL PROPERTY ....................................     12
    3.14  PROPERTIES AND TITLE TO ASSETS ...........................     12
    3.15  SQUIRREL LEASES ..........................................     13
    3.16  BROKERS AND FINDERS ......................................     14
    3.17  INSURANCE ................................................     14
    3.18  BANK ACCOUNTS ............................................     14
    3.19  MISCELLANEOUS ............................................     14

ARTICLE IV - CONDUCT OF BUSINESS PENDING THE TRANSACTIONS...........     14
    4.1   CONDUCT OF BUSINESS BY SQUIRREL AND SQUIRREL CANADA
          PENDING THE TRANSACTIONS..................................     15
    4.2   CONTROL BY MANAGEMENT.....................................     16

ARTICLE V - ADDITIONAL AGREEMENTS...................................     16
    5.1   ACCESS TO INFORMATION.....................................     16
    5.2   EXPENSES AND FEES.........................................     17
    5.3   AGREEMENT TO COOPERATE....................................     17
    5.4   PUBLIC STATEMENTS.........................................     18

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
    5.5   NOTIFICATION OF CERTAIN MATTERS ..........................     18
    5.6   DIRECTORS' AND OFFICERS' INDEMNIFICATION .................     18
    5.7   EMPLOYMENT AND CONSULTING AGREEMENTS .....................     18
    5.8   RESIGNATIONS OF OFFICERS AND DIRECTORS ...................     18
    5.9   CODE SECTION 338(h)(10) ELECTION .........................     19
    5.10  CODE SECTION 338(g) ......................................     19
    5.11  TAXES ....................................................     19
    5.12  POST-CLOSING COOPERATION .................................     20
    5.13  AGREEMENT TO PAY .........................................     20

ARTICLE VI - CONDITIONS ............................................     21
    6.1   CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
          TRANSACTIONS .............................................     21
    6.2   CONDITION TO OBLIGATION OF SELLER TO EFFECT THE
          TRANSACTIONS .............................................     21
    6.3   CONDITIONS TO OBLIGATIONS OF ACQUIRERS TO EFFECT THE
          TRANSACTIONS .............................................     22

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER ....................     24
    7.1   TERMINATION ..............................................     24
    7.2   EFFECT OF TERMINATION ....................................     25
    7.3   AMENDMENT ................................................     25
    7.4   WAIVER ...................................................     26

ARTICLE VIII - NATURE AND SURVIVAL OF REPRESENTATIONS AND
          WARRANTIES ...............................................     26
    8.1   NATURE OF STATEMENTS .....................................     26
    8.2   SURVIVAL OF REPRESENTATIONS AND WARRANTIES ...............     26
    8.3   RELIANCE .................................................     26

ARTICLE IX - INDEMNIFICATION .......................................     27
    9.1   INDEMNIFICATION BY SELLER ................................     27
    9.2   INDEMNIFICATION BY ACQUIRERS .............................     28
    9.3   THIRD PARTY CLAIMS .......................................     29
    9.4   CLAIMS BETWEEN THE PARTIES ...............................     30

ARTICLE X - GENERAL PROVISIONS .....................................     31
   10.1   NOTICES ..................................................     31
   10.2   INTERPRETATION............................................     32
   10.3   MISCELLANEOUS.............................................     32
   10.4   COUNTERPARTS..............................................     32
   10.5   PARTIES IN INTEREST.......................................     32
   10.6   DEFINITIONS...............................................     33

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated as of October 26, 2000 ("AGREEMENT"), is made and entered into by and among SQS Acquisitions Inc., a corporation organized under the laws of British Columbia ("PURCHASER"), its wholly owned subsidiary SQS Acquisitions (U.S) Inc., a Delaware Corporation ("USCO"), Verso Technologies, Inc., a Minnesota corporation ("SELLER") and Squirrel Systems, Inc., a Georgia corporation ("SQUIRREL"). Purchaser and USCO are sometimes collectively referred to herein as the "ACQUIRERS".

                                    RECITALS

         A. Seller owns all of the issued and outstanding shares of Squirrel Systems, Inc., a Georgia corporation ("SQUIRREL").

         B. Squirrel owns all of the issued and outstanding shares of Squirrel Systems of Canada Ltd., a corporation organized under the laws of British Columbia ("SQUIRREL CANADA"). Squirrel Canada and Squirrel together are sometimes referred to herein as the "TARGET COMPANIES."

         C. Squirrel desires to sell, and Purchaser desires to purchase, all of the issued and outstanding shares of capital stock of Squirrel Canada on the terms and subject to the conditions set forth in this Agreement.

         D. Seller desires to sell, and USCO desires to purchase, all of the issued and outstanding shares of capital stock of Squirrel on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I

                               THE STOCK PURCHASES

         1.1. STOCK PURCHASES AND DIVIDEND. At the Closing (defined below), upon the terms and subject to the conditions of this Agreement, the following actions will occur in the order set forth below (collectively, the "TRANSACTIONS"):

              (a) Purchaser shall purchase from Squirrel, and Squirrel shall sell to the Purchaser, all of the outstanding shares of equity securities of Squirrel Canada (the "CANADIAN STOCK") free and clear of all liens, claims, charges, options and encumbrances whatsoever, in exchange for an amount equal to the tax basis for United States federal income tax purposes of the Canadian Stock as of the Closing Date (defined below), as determined by the Seller within two days prior to the Closing, but estimated as of the date hereof at $4,661,184, payable in US dollars (the "CANADIAN CONSIDERATION");

              (b) Squirrel shall declare and pay as a dividend to Seller, its sole shareholder, an amount equal to the Canadian Consideration (the "SQUIRREL DIVIDEND"); provided Seller shall be responsible for and shall pay any and all United States taxes arising out of or caused by the payment of the Squirrel Dividend; and

              (c) USCO shall purchase from Seller, and Seller shall sell to the USCO, all of the outstanding shares of equity securities of Squirrel (the "SQUIRREL STOCK") and the Squirrel Leases (as defined in Section 3.15 hereof), free and clear of all liens, claims, charges, options and encumbrances whatsoever, except with respect to the Squirrel Leases, those arising under or pursuant to the terms of such leases, in exchange for an amount equal to the difference between $10,750,000 and the Canadian Consideration, payable in US dollars (the "U.S. CONSIDERATION"). The Canadian Consideration and the U.S. Consideration are hereinafter referred to together as the "PURCHASE PRICE".

      1.2.    ADJUSTMENT TO CLOSING PROCEEDS.

              (a) Following Closing (defined below), an additional amount shall be transferred between the Seller and Purchaser, to the extent that the Intercompany Account Balance as of the Closing Date (defined below) is greater than or less than $8,484,969 (the "AGREED UPON BALANCE"). For purposes of this Agreement, "INTERCOMPANY ACCOUNT BALANCE" shall mean the account established between Seller (and its affiliates) on the one hand, and the Target Companies on the other hand, which records the net obligations between such parties.

              (b) Seller shall prepare and deliver to Acquirers, within 10 days following the Closing Date, a reconciliation of the Intercompany Account Balance calculated as of the Closing Date (the "CLOSING DATE BALANCE"). The Closing Date Balance shall be prepared in a manner consistent with the preparation of the Intercompany Account Balance for September 30, 2000, previously delivered to Acquirers; provided, however, that if the Closing Date occurs within 30 calendar days of the date hereof, the Closing Date Balance shall exclude, for all periods following September 30, 2000, any management fees payable by the Target Companies to Seller (the "MANAGEMENT FEES"). If the Closing Date does not occur within 30 days of the date hereof, then the Closing Date Balance shall include 50% of the Management Fees, calculated at a rate of $150,000/month, but accrued on a daily basis, and if the Closing Date does not occur within 60 days of the date hereof, then the Closing Date Balance shall include 100% of the Management Fees, calculated at a rate of $150,000/month, but accrued on a daily basis.

              (c) Acquirers may object to the Closing Date Balance by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) to Seller within five days following delivery of the Closing Date Balance. If Purchaser makes such objection, Seller and Acquirers good faith to resolve such differences within five days following the delivery of such objections. If Acquirers do not so object to the Closing Date

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

Balance within such five day period, the Closing Date Balance shall be considered final and binding upon the parties. If Acquirers and Seller are unable to mutually resolve any disputes with respect to the Closing Date
Balance within the periods described above, the parties shall, within 10 days following the expiration of such periods, engage the Atlanta office of Ernst and Young (the "MEDIATOR") to act as a Mediator and determine, in accordance with the provisions of this Section 1.2, the appropriate Closing Date Balance.

              (d) If the Mediator is engaged pursuant to this Section 1.2, then, within 10 days of the engagement, the Mediator shall be furnished with a copy of this Agreement, a letter from Acquirers describing Acquirers' position on the disputed amount and a letter from Seller describing Seller's position on the disputed amount. Neither party shall make any additional submission except pursuant to the Mediator's written request. The Mediator shall have 30 days to review such documents and such other information as the Mediator deems appropriate. Within such 30-day period, the Mediator will furnish both parties with its written determination with respect to each of the unresolved issues in dispute. In arriving at its determination, the Mediator may select either the Acquirers' or Seller's position, or make its own determination. The determination of the Mediator with respect to the Closing Date Balance will be final and binding upon the parties and a judgment, based on the Mediator's determination, may be entered into a court of competent jurisdiction. The fee of the Mediator shall be borne by Seller, if the mediator accepts Acquirers' position, by Acquirers, if the Mediator accepts Seller's position, and by Seller and Acquirers equally if the Mediator accepts neither the Seller's nor the Acquirers' position. In the process of preparing and reviewing the Closing Date Balance and conducting of review by either party or the Mediator, each party will grant the other party all reasonable access to the records of the business and any workpapers, including auditor's workpapers, prepared with respect to the Closing Date Balance.

              (e) On the Closing Date, but immediately prior to consummation of the Transactions, the Agreed Upon Balance shall be eliminated. Any intercompany account between Squirrel and Squirrel Canada existing on the Closing Date shall also be eliminated.

              (f) If the Closing Date Balance is less than the Agreed Upon Balance, Acquirers shall remit such difference to Seller within three business days following final determination of the Closing Date Balance. If the Closing Date Balance is greater than the Agreed Upon Balance, Seller shall pay such difference to Acquirers within three business days following final determination of the Closing Date Balance.

         1.3. CLOSING. The closing (the "CLOSING") of the Transactions shall take place at the offices of counsel for the Seller or another location mutually agreeable to Purchaser and Seller on the 30th day following execution of this Agreement; provided, however, that if any of the conditions set forth in Article VI has not been fulfilled or waived by such date, then the closing shall take place on a subsequent date as Purchaser and the Seller shall agree, subject to the parties' ability to terminate this Agreement as provided in Section 7.1(a) if the closing has not occurred by the 35th day following the execution hereof. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE."

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER


         Acquirers jointly and severally represent and warrant to the Seller that:

         2.1. ORGANIZATION AND QUALIFICATION. Each Acquirer is an entity duly organized, validly existing and in good standing in the case of USCO, under the laws of Delaware, and in the case of Purchaser, under the laws of British Columbia, and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Acquirer is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, be probable of resulting in a liability, claim, loss or expense to Seller of greater than $25,000 (a "PURCHASER MATERIAL ADVERSE EFFECT"). True, accurate and complete copies of each Acquirer's charter and By-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Seller.

         2.2. AUTHORITY; NON-CONTRAVENTION; APPROVALS.

              (a) Each Acquirer has full corporate power and authority to enter into this Agreement and to consummate the Transactions. This Agreement has been approved by the Board of Directors and shareholders of each Acquirer, and no other corporate proceedings on the part of the Acquirers are necessary to authorize the execution and delivery of this Agreement or the consummation by the Acquirers of the Transactions contemplated hereby. This Agreement has been duly executed and delivered by each Acquirer, and, assuming the due authorization, execution and delivery hereof by Seller and Squirrel, constitutes a valid and legally binding agreement of each Acquirer enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

              (b) The execution and delivery of this Agreement by each Acquirer does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of either Acquirer under any of the terms, conditions or provisions of (i) the charter or by-laws of either Acquirer, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to either Acquirer or any of their respective properties or assets or (iii) any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which either Acquirer is now a party or by which any Acquirer's properties or assets may be bound or affected. The consummation by the Acquirers of the Transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence.

              (c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Acquirers or the consummation by the Acquirers of the Transactions contemplated hereby.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         3.1. SELLER DISCLOSURE SCHEDULE. The Seller represents and warrants to Purchaser that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of Seller (the "SELLER DISCLOSURE Schedule"), it being agreed that disclosure of any item on the Seller Disclosure Schedule shall be deemed disclosure with respect to all sections of this Agreement:

         3.2. ORGANIZATION AND QUALIFICATION. Squirrel is a corporation validly existing and in good standing under the laws of the state of Georgia and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Squirrel is qualified to do business and is in good standing in each of the jurisdictions listed in Section 3.2 of the Seller Disclosure Schedule, those being the jurisdictions in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, be probable of resulting in a liability, claim, loss or expense to Acquirers of greater than $100,000 (a "SELLER MATERIAL ADVERSE EFFECT"). True, accurate and complete copies of Squirrel's corporate charter and by-laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Purchaser.

         3.3. CAPITALIZATION.

              (a) The authorized capital stock of Squirrel consists of 100,000 shares of common stock. As of the date hereof (i) 100 shares of the authorized common stock of Squirrel were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) no shares of the common stock of Squirrel were held in the treasury of Squirrel and (iii) all of the issued shares of capital stock of Squirrel are legally and beneficially owned by Seller.

              (b) As of the date hereof, other than that certain stock pledge in favor of PNC Bank National Association ("PNC"), dated March 14, 2000, as amended (the "PNC Stock Pledge Agreement"), there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Squirrel to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of the capital stock of Squirrel or obligating Squirrel to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which Squirrel is a party or is bound with respect to the voting of any shares of capital stock of Squirrel. The Seller shall cause the lien on the shares created by the PNC Stock Pledge Agreement to be released and fully discharged upon closing of the transactions contemplated by this Agreement.

         3.4. SUBSIDIARIES. As used in this Agreement, the term "SUBSIDIARY" shall mean, when used with reference to any person or entity, any corporation, limited liability company, partnership, trust, joint venture or other entity of which such person or entity (either acting alone or together with its other subsidiaries) owns, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, limited liability company, partnership, trust, joint venture or other entity. Squirrel Canada is the only subsidiary of Squirrel. Squirrel Canada is validly existing and in good standing under the laws of the Province of British Columbia and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary; except in all cases where the failure to be so qualified and in good standing will not, when taken together with all such other failures, result in a Seller Material Adverse Effect. The authorized capital stock of Squirrel Canada consists of 100 common shares without par value, all of which are legally and beneficially owned by Squirrel. As of the date hereof, all of the stock of Squirrel Canada has been validly issued, fully paid, nonassessable and is free of preemptive rights and is owned directly by Squirrel, free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of Squirrel Canada, including any right of conversion or exchange under any outstanding security, instrument or agreement. There are no voting trusts, proxies or other agreements or understandings to which Squirrel Canada is a party or is bound with respect to the voting of any shares of capital stock of Squirrel Canada. True, accurate and complete copies of the corporate charter and by-laws of Squirrel Canada, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Purchaser. There is no Subsidiary of Squirrel Canada and except as set forth in this paragraph neither of the Target Companies owns shares in nor has an ownership interest in any other Person.

         3.5. AUTHORITY; NON-CONTRAVENTION; APPROVALS.

              (a) Seller and Squirrel each have full corporate power and authority to enter into this Agreement and to consummate the Transactions. The Board of Directors of each of Seller and Squirrel have by unanimous vote (i) determined that participating in the Transactions is in their best interests and (ii) approved this Agreement and the Transactions. No other corporate proceedings on the part of Seller or Squirrel are necessary to authorize the execution and delivery of this Agreement or the consummation by Seller or Squirrel of the Transactions. This Agreement has been duly executed and delivered by Seller and Squirrel, and, assuming the due authorization, execution and delivery hereof by each of the Acquirers, constitutes a valid and legally binding agreement of Seller and Squirrel, enforceable against Seller and Squirrel in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

              (b) The execution and delivery of this Agreement by Seller and Squirrel does not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Seller, Squirrel or Squirrel Canada under any of the terms, conditions or provisions of (i) the charter or by-laws of Seller, Squirrel or Squirrel Canada, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Seller, Squirrel or Squirrel Canada or any of their properties or assets, or (iii) any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Seller, Squirrel or Squirrel Canada is now a party or by which Seller, Squirrel or Squirrel Canada or any of their property or assets may be bound or affected, except those for which consent will be obtained prior to closing. The consummation by Seller and Squirrel of the Transactions will not result in any violation, conflict, breach, termination, acceleration or creation of liens under any of the terms, conditions or provisions described in clauses
(i) through (iii) of the preceding sentence, subject in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Closing Date) consents required from commercial lenders, lessors or other third parties as identified in Section 3.5(b) of the Seller Disclosure Schedule.

              (c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Seller or Squirrel or the consummation by Seller or Squirrel of the Transactions, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not be probable of resulting in a Seller Material Adverse Effect.

         3.6. FINANCIAL STATEMENTS. Section 3.6 of Seller's Disclosure Statement contains the September 30, 2000 balance sheet of each of the Target Companies (the "CONSOLIDATED BALANCE SHEET"). Seller has no knowledge of any material inaccuracy contained within or omitted from the Consolidated Balance Sheet. The Consolidated Balance Sheet, the information contained in which is denominated in US dollars, is a compilation of information provided by Squirrel and Squirrel Canada to Seller, and Seller has not made any independent verification of or inquiry into such information.

         3.7. ORDINARY COURSE. Since September 30, 2000, except as identified in
Section 3.7 of the Seller Disclosure Schedule, or in arm's length transactions or in the ordinary course of business, Squirrel has not paid, distributed, or otherwise transferred any cash or property to Seller or any Subsidiary of Seller.

         3.8. LITIGATION. Other than as identified in Section 3.8 of the Seller Disclosure Schedule and other than as may be known by any member of the Management Group (as defined in Section 10.6 hereof), (i) there are no claims, suits, actions, arbitrations or proceedings commenced and in respect of which Seller has been served notice or, to the Seller's knowledge, threatened against, relating to or affecting either Squirrel or Squirrel Canada, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain the consummation of the Transactions or which would be probable of resulting in a Seller Material Adverse Effect, and
(ii) no acts, facts, circumstances, events or conditions have occurred since April 1, 1999 or currently exist which are the basis for any such action, proceeding or investigation. Other than as identified in Section 3.8 of the Seller Disclosure Schedule and other than as may be known by any member of the Management Group, neither Squirrel nor Squirrel Canada is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the Transactions or would be probable of resulting in a Seller Material Adverse Effect or (to the knowledge of the Seller) which are threatened, against either of the Target Companies or any of its officers, directors, employees or agents with respect to this Agreement or the transactions contemplated hereby, or against or affecting either of the Target Companies or any of their properties or rights.

         3.9. NO VIOLATION OF LAW. Other than as identified in Section 3.9 of the Seller Disclosure Schedule and other than as may be known by any member of the Management Group, Squirrel is not in violation of or has been given notice or been charged by any governmental agency with any violation of, any United States Federal or state law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any United States labor, human rights and occupational health and safety law, workers compensation, employment standards or environmental law, ordinance or regulation) of any United States Federal or state governmental or regulatory body or authority, except for violations which, in the aggregate, would not be probable of resulting in a Seller Material Adverse Effect. As of the date of this Agreement, other than as identified in Section 3.9 of the Seller Disclosure Schedule and other than as may be known by any member of the Management Group, no investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of the Seller, threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each case, those the outcome of which will not be probable of resulting in a Seller Material Adverse Effect.

         3.10. COMPLIANCE WITH AGREEMENTS. To the knowledge of Seller, Squirrel is not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the charter, by-laws or similar organizational instruments of Squirrel or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which Squirrel is a party or by which it is bound or to which any of its property is subject, other than, in the case of clause (b) of this Section 3.10, breaches, violations and defaults which would not result in a Seller Material Adverse Effect.


         3.11. TAXES.

              (a) Seller has filed all of its consolidated United States Federal tax returns and has paid or made adequate provision by the establishment of reserves for all taxes which have become due and payable or will become due and payable for taxable years ending prior to the Closing Date, other than those Federal tax returns the failure to file which would not result in a Seller Material Adverse Effect.

              (b) Except as set forth in Section 3.11 of the Seller Disclosure Schedule, Squirrel has, or will as of the Closing Date have, (i) duly filed with the appropriate governmental authorities all Tax Returns (defined in Section 3.11(d)) required to be filed by it for all periods ending prior to the Closing Date, other than those Tax Returns the failure of which to file would not result in a Seller Material Adverse Effect, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full all Taxes (defined in Section 3.11(c) for all past and current periods up to and including the Closing Date. Squirrel will not be liable for the payment of Taxes by virtue of Treasury Regulation Sections 1.1502-6. There are no material liens for Taxes upon any property or asset of Squirrel except for liens for Taxes not yet due. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service (the "IRS") or any other governmental taxing authority with respect to Taxes of Squirrel which would be probable of resulting in a Seller Material Adverse Effect.

              (c) For purposes of this Agreement, the term "TAXES" shall mean taxes, imposts, rates, assessments, governmental fees, duties, charges or levies of any nature imposed by any taxing or other governmental agency, authority, arbitrator, bureau, board, commission, court, department, official, tribunal or other instrumentality of the United States, or any state, city, county municipality or other political subdivision thereof, including, without limitation, income, gains, capital gains, surtax, capital, franchise and capital stock taxes, value-added taxes, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees' income withholding, back-up withholding, withholding on payments to foreign Persons, social security, employment insurance, worker's compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp, and other taxes (including interest, penalties or additions to tax in respect of the foregoing).

              (d) For purposes of this Agreement, the term "TAX RETURN" shall mean any return, report or other document required to be supplied to a taxing authority within the United States in connection with Taxes, including any amendment thereto arising from any audit or similar proceeding.

              (e) Neither of the Target Companies is nor has it ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

              (f) Any and all agreements for the sharing of taxes to which Seller, Squirrel or Squirrel Canada are a party shall be terminated and no longer in effect as of the Closing Date.

         3.12. EMPLOYEE BENEFIT PLANS; ERISA.

              (a) Except as identified in Section 3.12 of Seller's Disclosure Schedule, Squirrel does not maintain or contribute to or have any obligation or liability to or with respect to any employee benefit plans, programs, arrangements or practices, including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other similar material arrangements for the provision of benefits (excluding any "Multi-employer Plan" within the meaning of Section 3(37) of ERISA or a "Multiple Employer Plan" within the meaning of
Section 413(c) of the Internal Revenue Code of 1986, as amended (the "CODE") (such plans, programs, arrangements or practices of Squirrel being referred to as the "SQUIRREL PLANS").

              (b) Squirrel does not contribute, have any obligation to contribute or have any liability with respect to any (i) Multi-employer Plan,
(ii) Multiple-employer Plan, (iii) employee benefit plan that is subject to Title IV of ERISA or to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, or (iv) employee benefit plan that provides health, life, or accident insurance, or any other "welfare-type" benefits, to current or future retirees, current or future former employees, or current or future former independent contractors, their spouses, dependents or other beneficiaries, other than in accordance with Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or applicable state continuation coverage law.


              (c) (i) There have been no prohibited transactions within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code with respect to the Squirrel Plans that could reasonably be expected to result in Squirrel's incurring any penalties, taxes or liabilities; (ii) Squirrel's Plans have been operated and administered in material compliance with applicable laws during the period of time covered by the applicable statute of limitations, (iii) Squirrel's Plans which are intended to be "qualified" within the meaning of
Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Plan, and the period for making any such necessary retroactive amendments has not expired, and (iv) no act, omission or transaction (individually or in the aggregate) has occurred with respect to the

Squirrel Plans that has resulted or could result in any material liability (direct or indirect) to Squirrel under Sections 409 or 502(c)(1) or (l) of ERISA or Chapter 43 of Subtitle (A) of the Code.

              (d) Except as set forth in Section 3.12 of the Seller Disclosure Schedule, none of the Squirrel Plans obligates Squirrel to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as contemplated by Section 280G of the Code.

              (e) No actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands with respect to the Squirrel Plans (other than routine claims for benefits) are pending or threatened, and the Seller has no knowledge of any facts which could reasonably be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, investigations, or demands.

              (f) With respect to each Squirrel Plan, the Seller has made available to Purchaser, to the extent applicable, of (i) a summary of such Plan,
(ii) the most recent annual report (Form 5500 series), with attachments, and
(iii) the most recent Internal Revenue Service determination letter.

              (g) Except as set forth in Section 3.12 of the Seller Disclosure Schedule, to the knowledge of the Seller, (a) neither of the Target Companies is currently engaged in any unfair labor practice; (b) no unfair labor practice complaint against either of the Target Companies is pending before any Governmental or Regulatory Authority; (c) there is no organized labor strike, dispute or shutdown or stoppage actually pending or threatened against or involving either if the Target Companies; (d) neither of the Target Companies has, during Seller's ownership of the Target Companies, experienced any work stoppage or similar organized labor dispute, and (e) no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agency has made any attempt to organize the employees of either of the Target Companies.

              (h) Set forth in Section 3.12 of the Seller Disclosure Schedule, is a complete list (as of September 2000) of the names and positions of all United States employees and United States consultants (other than those providing services which are not material to Squirrel) who are being compensated by Squirrel, together with a statement of the starting dates and the current annual salary or fee being paid to each such individual and, to the best knowledge of the Seller, there have been no material variations thereto since the date thereof.

         3.13. INTELLECTUAL PROPERTY.

              (a) Section 3.13 of the Seller's Disclosure Schedule sets forth a complete list of all material trade names, trademarks, Internet domain names and copyrights owned or used by the Target Companies (the "Intellectual Property") and whether such Intellectual Property is owned by or licensed to the Target Companies and whether it is registered with the United States Patent and Trademark Office. Except as set forth in Section 3.13 of Seller's Disclosure Schedule, and except as would not be probable of having a Seller Material Adverse Effect, since April 1, 1999, the Seller has not received written notice and has no knowledge that any third party possesses intellectual property rights that may prevent Squirrel from conducting its business as currently conducted. The Seller is not aware of any facts, matters or claims that would indicate that any third party possesses intellectual property rights that may prevent Squirrel from conducting its business as currently conducted.

              (b) To the knowledge of the Seller, all trade secrets and other confidential information material to the operation of the business of the Target Companies are not part of the public domain or knowledge, nor, to the knowledge of the Seller, have been used, divulged or appropriated for the benefit of any Person other than either of the Target Companies or otherwise to the detriment of either of the Target Companies.

              (c) Except as may be known by any member of the Management Group, the Target Companies exclusively own all of the rights, title and interest in the Intellectual Property identified in Section 3.13 of the Seller Disclosure Schedule as being owned by them.

         3.14. PROPERTIES AND TITLE TO ASSETS.

              (a) Except as may be known by any member of the Management Group, each Target Company has good and marketable title to all its assets identified in the Consolidated Balance Sheet, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) liens for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Target Companies' business operations; (iii) PNC's security interest in all assets of each of the Target Companies, which are to be fully paid, satisfied and released prior to or immediately upon the closing, and
(iii) for such matters which would not be probable of resulting in a Seller Material Adverse Effect. To the knowledge of Seller, all leases under which any of the Target Companies lease any real or personal property are in good standing, valid and effective in accordance with their respective terms, and to the knowledge of Seller, there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which in the aggregate will not be probable of resulting in a Seller Material Adverse Effect.

              (b) Except as disclosed in Section 3.14 of the Seller Disclosure Schedule, and except as may be known by any member of the Management Group:

                         (i) there are no inquires, litigation proceedings or
other proceedings, pending or threatened, with regard to the current or prior conduct of either of the Target Companies' businesses with respect to any law relating to the regulation or protection of human health, safety or the environment ("ENVIRONMENTAL LAWS") concerning air, soil or water quality, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or words of similar import (collectively, "HAZARDOUS MATERIALS") into the environment;

                         (ii) each of the Target Companies has operated its
business in material compliance with all Environmental Laws;

                         (iii) all permits which are required under applicable
Environmental Laws in connection with the conduct of the business of either of the Target Companies have been obtained and each of such Permits is in full force and effect;

                         (iv) no Hazardous Materials have ever been recycled,
treated, stored, disposed of or released by the Target Companies at any location; and

                         (v) no oral or written notification of a release of
Hazardous Materials in connection with the operation of the business of either of the Target Companies has been filed by or on behalf of either of the Target Companies, and no site or facility now or previously owned, operated or leased by either of the Target Companies is listed or proposed for listing on any federal, U.S., Canadian, state, Provincial or local list of sites requiring investigation or clean-up.

         3.15. SQUIRREL LEASES. A Subsidiary of Seller, Eltrax Group, Inc. ("EGI"), is the lessor of several leases of equipment manufactured by Squirrel, which have been assigned to HLC Financial Corp. (collectively, the "SQUIRREL LEASES."). Section 3.15 of the Seller Disclosure Schedule sets forth a true and complete list of the Squirrel Leases. Prior to Closing, Seller will cause EGI to assign its complete interest in the Squirrel Leases to Squirrel, free and clear of all liens, claims, charges, options and encumbrances whatsoever, other than those arising under or pursuant to the terms of such leases.

         3.16. BROKERS AND FINDERS. Neither Seller, or to the knowledge of Seller, Squirrel has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Squirrel to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the Transactions.

         3.17. INSURANCE. Section 3.17 of the Seller Disclosure Schedule sets forth a list of all insurance policies currently covering the business and operations of Squirrel. Copies of each of such policies have been delivered to the Acquirers. All such policies are valid and in full force and effect, and all premiums that have become due have been paid. The Seller has not received notice that any insurer under any policy referred to in Section
3.17 of the Seller Disclosure Schedule is denying liability with respect to any claim thereunder or defending any claim under any reservation of rights clause, in each case that effects either of the Target Companies.

         3.18. BANK ACCOUNTS. Section 3.18 of the Seller's Disclosure Schedule sets forth a list of the bank accounts currently used by the Target Companies and the names of all Persons, if any, holding powers of attorney from either of the Target Companies and a summary of the terms thereof.

         3.19. MISCELLANEOUS.

               (a) The Seller is a resident of the United States pursuant to the Code and is a non-resident of Canada pursuant to the Income Tax Act (Canada).

               (b) The representations and warranties of the Seller shall survive after the Closing Date in accordance with Section 8.2 hereof.

               (c) To the best of the Seller's knowledge, neither of the Target Companies has guaranteed the obligations of Seller to any third party except as may be provided in any agreement with PNC, which guarantees to PNC will be released at Closing.

                                   ARTICLE IV

                  CONDUCT OF BUSINESS PENDING THE TRANSACTIONS

         4.1. CONDUCT OF BUSINESS BY SQUIRREL AND SQUIRREL CANADA PENDING THE TRANSACTIONS. Except as otherwise contemplated by this Agreement or disclosed in Seller's Disclosure Schedule, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, the Seller shall not take any action or fail to take any action which could reasonably be expected to cause the Target Companies to:

               (a) conduct their business other than in the ordinary and usual course of business and consistent with past practice;

               (b) (i) amend or propose to amend their charters or by-laws, (ii) split, combine or reclassify their outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise; except for payment of the Squirrel Dividend and the elimination of the Agreed Upon Balance at the Closing Date and all intercompany indebtedness between Squirrel and Squirrel Canada;

               (c) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock;

               (d) (i) incur or become contingently or comparatively liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business (other than pursuant to credit facilities) or borrowings under the existing credit facilities of Seller and Squirrel as such facilities may be amended in a manner that does not have a material adverse effect on Squirrel (the "EXISTING CREDIT FACILITIES") up to the existing borrowing limit on the date hereof, or (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to Purchaser, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of their capital stock or any options, warrants or rights to acquire any of their capital stock or any security convertible into or exchangeable for their capital stock, (iii) make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business, (iv) sell, pledge, dispose of or encumber any material assets other than (A) sales of assets in the ordinary course of business, (B) sales of assets disclosed in Seller's Disclosure Schedule, and (C) pledges or encumbrances pursuant to Existing Credit Facilities or other permitted borrowings, or (v) enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing; provided, however, that notwithstanding the foregoing the Target Companies may sell or acquire any such assets or business as either Acquirer may in its discretion consent to in writing;

               (e) fail to preserve intact their business organization and goodwill, keep available the services of their present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it and not engage in any action, directly or indirectly, with the intent to adversely impact the Transactions;

               (f) enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in good faith in the ordinary course and consistent with past practice, including for example and without limitation, the payment of bonuses in a manner consistent with prior periods as disclosed to and approved by the Purchaser, such approval not to be unreasonable withheld;

               (g) adopt, enter into or amend any pension or retirement plan, trust or fund, except as required to comply with changes in applicable law and not adopt, enter into or amend in any material respect any bonus, profit sharing, compensation, stock option, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employees or retirees generally, other than in the ordinary course of business, except (i) as required to comply with changes in applicable law, or (ii) as required pursuant to an existing contractual arrangement or agreement;

               (h) fail to use commercially reasonable efforts to maintain with financially responsible insurance companies insurance on their tangible assets and their businesses in such amounts and against such risks and losses as are consistent with past practice; and

               (i) fail to apply all cash generated in the operation of the Target Companies to the obligations of the Target Companies incurred in the ordinary course of business (including paying the Management Fees contemplated by Section 1.2(b) hereof).

         4.2. CONTROL BY MANAGEMENT. Barry Logan agrees that he will not knowingly take any action, or indirectly and knowingly cause to be taken any action, which would cause either of the Target Companies to violate the provisions of Section 4.1.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1. ACCESS TO INFORMATION.

               (a) The parties agree to keep in strict confidence the fact of and the content of the negotiations and the agreements until such time as the parties agree on a joint public announcement or consent, in writing, to the other party's proposed public announcement, which consent shall not be unreasonably withheld. Subject to the forgoing, Seller shall cause each of the Target Companies to afford to Purchaser and its accountants, counsel, financial advisors and other representatives (the "PURCHASER REPRESENTATIVES") reasonable access during normal business hours with reasonable notice throughout the period prior to the Closing Date to all of their properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly information concerning their business, properties and personnel as Purchaser shall reasonably request; provided, however, that no investigation pursuant to this Section 5.1(a) shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Transactions. Each Acquirer shall hold and shall use its reasonable best efforts to cause the Purchaser Representatives to hold in strict confidence all nonpublic documents and information furnished to Acquirers in connection with the Transactions contemplated by this Agreement, except that either Acquirer may disclose any information that it is required by law or judicial or administrative order to disclose.

               (b) In the event that this Agreement is terminated in accordance with its terms, each party shall promptly redeliver to the other all nonpublic written material provided pursuant to this Section 5.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Acquirers or Seller based on the information in such material shall be returned to the disclosing party or destroyed (and Acquirers and Seller shall use their respective reasonable best efforts to cause their advisors and representatives similarly to return or destroy their documents, memoranda and notes), and, if destroyed, such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction except to the extent required by law to be retained or required by a party to pursue or defend any claim existing on the date of termination arising from or out of or otherwise concerning this Agreement.

         5.2. EXPENSES AND FEES. Expenses (as defined in this Section 5.2) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses (except as provided in Article IX). For purposes of this Agreement, the term "EXPENSES" shall mean, with respect to any party hereto, all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Transactions. If the Transactions do not close, then the Management Group shall be jointly and severally liable to the Target Companies for any and all Expenses (excluding fees of counsel to the Seller and the Target Companies) paid or accrued by such Target Companies not at the written direction of the Seller, including but not limited to, the $50,000 (CAN) commitment fee paid by Squirrel Canada to HSBC Bank Canada.

         5.3. AGREEMENT TO COOPERATE. Subject to the terms and conditions herein provided and subject to the fiduciary duties of the boards of directors of the Seller and the Acquirers, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve the material contractual relationships of the Target Companies, all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Transactions (and, in such case, to proceed with the Transactions as expeditiously as possible).

         5.4. PUBLIC STATEMENTS. The parties shall consult with each other prior to issuing any press release or any written or oral public statement with respect to this Agreement or the Transactions contemplated hereby and shall not issue any such press release or written or oral public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

         5.5. NOTIFICATION OF CERTAIN MATTERS. Each of Seller and the Acquirers agrees to give prompt notice to each other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the Closing Date and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         5.6. DIRECTORS' AND OFFICERS' INDEMNIFICATION. The indemnification provisions of the corporate charter and bylaws of each of the Target Companies as in effect at the date hereof shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at the Closing Date were directors, officers, employees or agents of either of the Target Companies.

         5.7. EMPLOYMENT AND CONSULTING AGREEMENTS. From and after the Closing Date, Purchaser shall, and shall cause each of the Target Companies to, honor in accordance with their terms, all employment, severance, and other compensation contracts between the Target Companies and current or former directors, officers or employees thereof, but only to the extent such contracts are known to the Management Group or are disclosed to the Acquirers prior to the Closing Date, including without limitation those disclosed in the Seller Disclosure Schedule.

         5.8. RESIGNATIONS OF OFFICERS AND DIRECTORS. At the Closing, the Seller and Squirrel shall cause the resignations of all officers and directors of the Target Companies as requested by Purchaser to be delivered to the Purchaser. At the Closing, Purchaser will be entitled to ownership and possession of all the records of the Target Companies, including in particular, but without limitation, their minute books, financial and tax records, intellectual property records, employee information, leases, material contracts and all records relating to litigation matters.

         5.9. CODE SECTION 338(h)(10) ELECTION. If directed by the USCO, Seller agrees to make, on behalf of Squirrel, an election under Section 338(h)(10) of the Code (the "ELECTION"). In accordance with the Treasury Regulations under
Section 338(h)(10) of the Code, Seller and each Acquirer acknowledge that as a result of jointly making the Election, the stock purchase will be treated for federal and state income tax purposes as a deemed sale of Squirrel's assets for consideration equal to: (i) the U.S. Consideration plus (ii) all liabilities of Squirrel (the "ASSET PURCHASE PRICE"), followed by a deemed liquidation of Squirrel. In connection with the deemed sale of assets by Squirrel, the parties agree to allocate the Asset Purchase Price in accordance with Section 5.9 of Seller's Disclosure Schedule (the "ASSET ALLOCATION") and covenant to utilize such allocation for all purposes, including but not limited to, IRS Form 8023, and all other federal and state tax filings. If, as a result of making an Election, Seller incurs a Total Tax Liability (as defined below) greater than would otherwise result absent such Election ("ADDITIONAL TAX"), then Acquirers will pay to the Seller as additional US Consideration an amount equal to the Additional Tax divided by .65. "TOTAL TAX LIABILITY" means the Seller's aggregate US federal and state tax liability arising solely from the receipt by Seller of the U.S. Consideration. Seller will provide to USCO, as soon as practicable, all information reasonably necessary for USCO to verify the amount of the Total Tax Liability.

         5.10. CODE SECTION 338(g). Purchaser covenants that it will not make an election under Code ss.338(g) regarding the Squirrel Canada Stock.

         5.11. TAXES.

               (a) Seller will include the income of Squirrel on Seller's consolidated federal income tax return and corresponding state tax returns for all periods through the Closing Date and pay any federal and state income taxes attributable to such income. Squirrel will furnish tax information to Seller for inclusion in Seller's federal consolidated income tax return for the period which includes the Closing Date in accordance with Squirrel's past custom and practice. Seller will take no position on such returns that would adversely affect Squirrel after the Closing Date, unless such position would be reasonable in the case of a person that owned Squirrel both before and after the Closing Date. The income of Squirrel will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of Squirrel as of the end of the Closing Date. The costs of preparing and filing all such returns shall be paid by the Seller.

               (b) Purchaser agrees to indemnify Seller for any additional tax owed by Seller (including tax owed by Seller due to this indemnification payment) resulting from any transactions not in the ordinary course of business occurring on the Closing Date but after the Purchaser's purchase of the Squirrel Stock, but excluding any additional tax arising from any action taken by or at the direction of the Seller.

               (c) At Seller's request and expense, the Purchaser will cause Squirrel to make or join with Seller in making any election if the making of such election does not have a material adverse impact on the Purchaser (or Squirrel) for any post-acquisition tax period. Seller will allow Purchaser and its counsel to participate at its own expense in any audits of Seller's consolidated federal income tax returns to the extent that such returns relate to Squirrel. Seller will not settle any such audit in a manner which would adversely affect Squirrel or Squirrel Canada after the Closing Date or which would adversely affect the financial condition of either of the Target Companies as of the Closing Date, in either case without the prior written consent of the Purchaser, which consent shall not unreasonably be withheld.

               (d) The income (loss) of Squirrel Canada shall be apportioned to the period up to and including the Closing Date by closing the books of Squirrel Canada as of the Closing Date. Employees of Squirrel Canada shall work with PricewaterhouseCoopers in Vancouver to prepare and file all Canadian federal and provincial tax returns on behalf of Squirrel Canada for the period through the Closing attributable to the operations of Squirrel Canada prior to Closing. Seller shall promptly reimburse Squirrel Canada the professional fees incurred solely in connection therewith. Purchaser shall file all Canadian federal and provincial tax returns of Squirrel Canada reflecting operations subsequent to Closing.

         5.12. POST-CLOSING COOPERATION. The Acquirers and the Seller will cooperate fully with each other in connection with (i) the preparation and filing of any federal, state, provincial or local tax returns of the Seller and the Target Companies for taxable periods ending on or before the Closing Date;
(ii) any financial or tax audit; (iii) any proceeding relating to any federal, state, provincial or local tax matters concerning the Seller (if such matters relate to the

Target Companies) and the Target Companies; and (iv) any litigation, proceeding, investigation or regulatory or governmental matter or proceeding concerning the Seller (if such matters relate to the Target Companies) or the Target Companies. Such cooperation will include, without limitation, the furnishing or making available of such of the party's records as may be necessary or helpful in connection therewith. The party seeking assistance shall reimburse the part providing assistance for any reasonable expenses incurred by the latter in connection with the matters provided for in this Section 5.12.


         5.13. AGREEMENT TO PAY. The Acquirers acknowledge that the Seller has guaranteed the Target Companies' obligations to pay the outstanding balances on the Target Companies' employees American Express credit cards. The Acquirers covenant and agree to make timely payments to American Express in respect of the outstanding balances on such credit cards for charges incurred prior to the Closing Date.

         5.14. AGREEMENT TO FILE CERTIFICATE Seller shall, within five business days of the execution of this Agreement by all parties hereto, cause Squirrel to submit to Canada Customs and Revenue Agency a request for a certificate of compliance that no withholding tax is due and owing on in conjunction with the sale of the Canadian Stock to Purchaser as provided herein.

                                   ARTICLE VI

                                   CONDITIONS

         6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE TRANSACTIONS. The respective obligations of each party to effect the Transactions shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

               (a) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Transactions shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction, order or decree lifted);

               (b) no statute, rule or regulation shall have been enacted by any state, provincial or federal government or governmental agency in the United States or Canada which would prevent the consummation of the Transactions or make the Transactions illegal;

               (c) all governmental waivers, consents, orders and approvals legally required for the consummation of the Transactions contemplated hereby shall have been obtained and be in effect at the Closing Date, except where the failure to obtain the same would not be reasonably likely, individually or in the aggregate, to result in a Seller Material Adverse Effect, following the Closing Date; and

               (d) removal of the PNC liens upon the assets of each of the Target Companies and the Squirrel Stock.

         6.2. CONDITION TO OBLIGATION OF SELLER TO EFFECT THE TRANSACTIONS. Unless waived by Seller, the obligation of Seller to effect the Transactions shall be subject to the fulfillment at or prior to the Closing Date of the following additional condition:

               (a) Each Acquirer shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of each Acquirer contained in this Agreement shall be true and correct on and as of the Closing Date as if made at and as of such date except to the extent that such representations and warranties speak of an earlier date (in which case, on and as of such date) and except for such failures to perform or to be true and correct that would not reasonably be expected to result in a Purchaser Material Adverse Effect, and Seller shall have received a certificate of the Chairman of the Board, Chief Executive Officer, President or a Vice President of each Acquirer to that effect.

         6.3. CONDITIONS TO OBLIGATIONS OF ACQUIRERS TO EFFECT THE TRANSACTIONS. Unless waived by the Acquirers, the obligations of the Acquirers to effect the Transactions shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions:

               (a) Seller and Squirrel shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date as if made at and as of such date except to the extent that such representations and warranties speak of an earlier date (in which case, on and as of such date) and except for such failures to perform or to be true and correct that would not reasonably be expected to result in a Seller Material Adverse Effect, and each Acquirer shall have received a certificate of the Chairman of the Board, Chief Executive Officer, President or a Vice President of Seller to that effect.

               (b) Acquirers shall have received from the Seller and, where applicable, the Target Companies, the following documentation:

                        (i) Share certificates registered in the name of USCO
               representing the shares of Squirrel purchased by USCO;

                        (ii) Share certificates registered in the name of the
               Purchaser representing the shares of Squirrel Canada purchased by the Purchaser;

                        (iii) Duly signed resignations of the directors and
               officers (as the case may be) of the Target Companies in accordance with section 5.8 hereof;

                        (iv) Release, in form and substance reasonably
               satisfactory to the Purchaser, executed by the Seller, William P. O'Reilly, Clunet Lewis and William Fielder, III (the "Releasors") in favor of the Target Companies releasing the Target Companies from any and all manner of actions, causes of actions, suits, proceedings, debts, dues, profits, expenses, contracts, damages, claims, demands and liabilities whatsoever, in law or in equity, which the Seller ever had, now has, or may in the future have against the Target Companies for or by reason of any matter, cause or thing whatsoever done or omitted to be done by the Target Companies up to the Closing Date other than in respect of obligations of the Target Companies to the Seller arising in respect of:

                             (A) ongoing obligations to the Releasors agreed to
                                 in writing by the Acquirers pursuant to this Agreement or otherwise;

                             (B) earned but unpaid salary and unpaid benefits
                                 for the current pay period; and

                             (C) any obligations of the Target Companies
                                 pursuant to indemnities granted to those individuals comprising the Releasors by the Target Companies in connection with their acts as directors or officers of the Target Companies, provided that such indemnities shall be ineffective in respect of any act or omission which would render any representation or warranty given hereunder untrue or inaccurate;

                        (v) all other necessary consents, waivers and
               authorizations required to enable the transfer of the Squirrel Stock to USCO and the Canadian Stock to the Purchaser as provided for in this Agreement;

                        (vi) all such instruments of transfer, duly executed,
               which in the reasonable opinion of the Purchaser are necessary to effect and evidence the transfer of the Squirrel Stock to USCO and the Canadian Stock to the Purchaser free and clear of all liens, claims, charges, options and encumbrances whatsoever;

                        (vii) the original corporate minute books and all other
               books and records of the Target Companies;

                        (viii) the corporate seals (if any) for the Target
               Companies; and

                        (ix) evidence regarding the termination of the
               Management Fee agreement between the Target Companies and Seller.

               (c) The Acquirers shall have satisfied all conditions for the financing of up to $5,375,000 (US) of the Purchase Price from the Acquirers' lender, HSBC Bank Canada.

               (d) No event shall have occurred or condition or state of facts of any character shall have arisen or legislation (whether by statute, rule, regulation, by-law or otherwise) shall have been introduced which might reasonably be expected to result in a Seller Material Adverse Effect.

               (e) The Seller shall have caused to be delivered to the Purchaser an opinion of counsel for Seller in form and substance reasonably satisfactory to the Purchaser's counsel (with the understanding that counsel to the Seller will not opine as to any law other than U.S. federal law and Michigan law and will rely on local Canadian counsel and Georgia counsel for opinions relevant to Canadian and Georgia state law) dated the Closing Date, to the effect that:

                        (i) each of the Target Companies is duly organized and
               validly existing, and is in good standing in its jurisdiction of organization;

                        (ii) all necessary steps and corporate proceedings have
               been taken to permit the shares in Squirrel to be duly and validly transferred to USCO and registered in the name of USCO;

                        (iii) all necessary steps and corporate proceedings have
               been taken to permit the shares in Squirrel Canada to be duly and validly transferred to the Purchaser and registered in the name of the Purchaser;

                        (iv) the number of authorized and issued shares in the
               capital of the Target Companies are as warranted by the Seller and all issued shares are duly authorized, validly issued and outstanding as fully paid and non-assessable; and

                        (v) based on knowledge and belief, such counsel knows of
               no claims, judgments, actions, suits, litigation, proceedings or investigations, actual, pending or threatened against the Target Companies which might materially affect any business, properties, assets, prospects or conditions, financial or otherwise, of the Target Companies or which could result in any material liability to the Target Companies.

               (f) No substantial damage by fire, negligence or otherwise to the assets of the Target Companies shall have occurred from the date of this Agreement to the closing which, in the reasonable opinion of Acquirers, will materially and adversely affect the assets, operations, prospects or earnings of the Target Companies.

               (g) Acquirers shall have obtained, on terms and conditions reasonably acceptable to Acquirers, including but not limited to premium costs, insurance coverage in respect of the portion of the Acquirer Indemnifiable Claims that exceed the Acquirer's Cap.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

         7.1. TERMINATION. This Agreement may be terminated at any time prior to the Closing Date by the mutual written consent of the Seller and Purchaser or as follows:

              (a) The Seller shall have the right to terminate this Agreement prior to Closing:

                      (i) upon a material breach of a representation or warranty of either Acquirer contained in this Agreement which within 30 days after written notice describing such breach has not been cured in all material respects;

                      (ii) if the Transactions are not completed by the 35th day following execution of this Agreement (the "TERMINATION DATE") (unless due to a delay or default on the part of Seller); or

                      (iii) if either Acquirer (A) fails to perform in any
              material respect any of their material covenants contained in Articles I or V of this Agreement and (B) does not cure such default in all material respects within 30 days after written notice of such default specifying such default in reasonable detail is given to such defaulting party by Seller.

              (b) Either Acquirer shall have the right to terminate this
         Agreement:

                      (i) upon a material breach of a representation or warranty of the Seller contained in this Agreement, which within 30 days after written notice describing such breach has not been cured in all material respects;

                      (ii) if the Transactions are not completed by the
              Termination Date (unless due to a delay or default on the part of an Acquirer); or

                      (iii) if the Seller (A) fails to perform in any material
              respect any of its material covenants contained in Articles I, IV or V of this Agreement and (B) does not cure such default in all material respects within 30 days after written notice of such default specifying such default in reasonable detail is given to Seller by the Acquirers.

         7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either an Acquirer or Seller pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Seller, Squirrel, either Acquirer or their respective officers or directors (except this Section 7.2 which shall survive the termination). Nothing in this Section 7.2 shall relieve any party from liability for any willful and intentional breach of any covenant or agreement of such party contained in this Agreement or from fraud, intentional misrepresentation or willful deceit by such party.

         7.3. AMENDMENT. This Agreement may not be amended except by action taken by the parties' respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law. Such amendment may take place at any time prior to the Closing Date.


         7.4. WAIVER. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VIII

              NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         8.1. Nature of Statements. As used in this Agreement, "known," "to the knowledge of", "acquires knowledge" or words of similar import in the context of Seller means that the matter is actually, consciously known to either: (i) William P. O'Reilly, (ii) Clunet R. Lewis or (iii) William A. Fielder, III, and does not encompass constructive knowledge. "Probable" means that an opposite outcome appears at the time of determination to be less likely to occur.

         8.2. Survival of Representations and Warranties. The representations and warranties contained in Sections 2.1, 2.2, 3.2, 3.3, 3.4 and 3.5(a) shall survive the Closing and shall continue in effect until the expiration of the applicable statute of limitation. All other representations and warranties shall expire on the 24 month anniversary of the Closing Date. The foregoing limitations on the survival of the representations and warranties of the Seller and Acquirers shall not apply to any representations or warranties actually known by Seller or the Acquirers when made to be false in any material respect. All covenants of the parties described in Articles IV and V shall survive the Closing Date indefinitely.

         8.3. RELIANCE. If an Acquirer, on one hand, or the Seller on the other hand, acquires knowledge at any time prior to the Closing that any representation or warranty made by the other party is untrue or incorrect, and further, if the party acquiring the knowledge does not notify the other party of such matter in a timely manner prior to the Closing so as to afford the other party an opportunity to correct such matter, then the party not so notified may reduce its obligation to indemnify the party which acquired the knowledge for the damages it sustains directly or proximately as a result of the matter which makes the representation or warranty in question untrue or incorrect by an amount equal to the amount by which the party not so notified could have avoided or mitigated such damages if they had been timely notified by the party acquiring the knowledge.

                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1. INDEMNIFICATION BY SELLER

              (a) Seller shall indemnify and hold harmless each Acquirer and their affiliates, successors and assigns from and against any and all damages, penalties, costs and expenses suffered by an Acquirer (reduced by the aggregate of all insurance proceeds which are paid to or the benefit of the Acquirers) ("ACQUIRER INDEMNIFIABLE DAMAGES") that are caused by, arise out of or are in respect of (i) any material breach or default in the performance by Seller or Squirrel of any covenant or agreement made in this Agreement and (ii) any material breach of any warranty or inaccurate or erroneous representation made by Seller in this Agreement, the Seller's Disclosure Schedule attached to this Agreement or the certificate delivered by or on behalf of Seller under, or concerning such representations and warranties, but only to the extent any such warranty or representation survives the Closing pursuant to Section 8.2 of this Agreement (collectively, "ACQUIRER INDEMNIFIABLE CLAIMS"). No Acquirer Indemnifiable Claims may be asserted by the Acquirers after such representations and warranties shall be thus extinguished; provided, however, that Acquirer Indemnifiable Claims first asserted in writing within the applicable period shall not thereafter be barred. If an Acquirer becomes aware of a matter for which it may seek indemnification hereunder, it shall promptly notify Seller and afford Seller a reasonable opportunity, if it so chooses, to make appropriate arrangements, at Seller's expense and under Seller's direction, to rectify the problem which has led to the breach. Except for actions for injunctive or equitable relief in which no money damages are sought, the indemnification obligation contained in this Section 9.1 shall be the Acquirers' sole and exclusive remedy against Seller for any Acquirer Indemnifiable Claims.

              (b) Except as provided in Section 9.1(c) and 9.1(d) below, the amount of any Acquirer Indemnifiable Damages with respect to which Seller shall be required to indemnify an Acquirer under Section 9.1(a) or with respect to any Third Party Claim shall be limited as follows: (i) no claim for indemnification may be asserted by an Acquirer unless such Acquirer Indemnifiable Claim gives rise to damages which individually or together with all other directly related Acquirer Indemnifiable Claims exceeds U.S. $50,000 and until the aggregate of all Acquirer Indemnifiable Claims exceeds U.S. $100,000 (the "ACQUIRER'S THRESHOLD"), in which case Seller will be obligated to pay all Acquirer Indemnifiable Claims indemnified hereunder; and (ii) the maximum amount that Seller collectively may be liable to pay in respect of all Acquirer Indemnifiable Claims indemnified hereunder in excess of Acquirer's Threshold shall be half of the Purchase Price (the "ACQUIRER'S CAP").

              (c) Notwithstanding anything to the contrary herein, Acquirers shall not be subject to the Acquirer's Threshold, the Acquirer's Cap or any other limitation, whether pursuant to this Section 9.1 or otherwise, in seeking indemnification from Seller in respect of Acquirer Indemnifiable Damages involving a breach by Seller of the representations and warranties contained in Sections 3.2, 3.3, 3.4, or 3.5(a) or for fraud or intentional misrepresentation.

              (d) In the event of a breach of the representation in Section 3.13(c), the amount of Acquirer Indemnifiable Damages shall be deemed to be the aggregate amount of the costs and expenses actually and reasonably incurred by the Target Companies in changing marketing and other sales and promotional materials, and shall not include consequential damages and lost profits.

              (e) In the event Seller indemnifies the Acquirers as provided hereunder, Seller shall be subrogated to the rights of the Acquirers and may, at its sole cost and expense, prosecute such actions as may be necessary in the name of the Acquirers to recover any such amounts from any Person other than the Acquirers, but in so doing Seller shall not create nor incur any additional liability to Acquirers or the Target Companies.

         9.2. INDEMNIFICATION BY ACQUIRERS.

              (a) Each Acquirer shall jointly and severally indemnify and hold harmless Seller and its affiliates, successors and assigns from and against any and all damages, penalties, costs and expenses suffered by Seller (reduced by the aggregate of all insurance proceeds which are paid to or the benefit of the Seller) ("SELLER INDEMNIFIABLE DAMAGES") which are caused by, arise out of or are in respect of (i) any material breach or default in the performance by an Acquirer of any covenant or agreement made by an Acquirer in this Agreement or in any ancillary agreement; (ii) any material breach of warranty or inaccurate or erroneous representation made by an Acquirer in this Agreement or the certificate delivered by or on behalf of Acquirers under, or concerning such representations and warranties; but only to the extent any such warranty or representation survives the Closing pursuant to Section 8.2 of this Agreement,
(iii) any liability arising under or with respect to the Squirrel Leases and
(iv) any third party liability arising from the operations of Squirrel or Squirrel Canada conducted after the Closing (collectively, "SELLER INDEMNIFIABLE CLAIMS"). No Seller Indemnifiable Claims may be asserted by the Seller after such representations and warranties shall be thus extinguished; provided, however, that Seller Indemnifiable Claims first asserted in writing within the applicable period shall not thereafter be barred. If Seller becomes aware of a matter for which it may seek indemnification hereunder, such party shall promptly notify Purchaser and afford each Acquirer a reasonable opportunity, if Acquirers so choose, to make appropriate arrangements, at the Acquirers' expense and under Acquirers' direction, to rectify the problem which has led to the breach. The indemnification obligation contained in this Section 9.2 shall be Seller's sole and exclusive remedy against Acquirers for any Seller Indemnifiable Claims.

              (b) The amount of any Seller Indemnifiable Damages in respect of which Acquirers shall be required to indemnify Seller under Section 10.2 shall be limited as follows: (i) no claim for indemnification may be asserted by Seller unless such Seller Indemnifiable Claim gives rise to damages which individually or together with all other directly related Seller

Indemnifiable Claims exceed U.S. $25,000 (the "SELLER'S THRESHOLD"), in which case Acquirers will be obligated to pay all Seller Indemnifiable Claims indemnified hereunder; and (ii) the maximum amount that Acquirers may be liable to pay in respect of all Seller Indemnifiable Claims indemnified hereunder in excess of Seller's Threshold shall be not more than half of the Purchase Price (the "SELLER'S CAP"). Notwithstanding the foregoing, Seller shall not be subject to any limitation, whether pursuant to this Section 10.2 or otherwise, in seeking indemnification from Acquirers in respect of Seller Indemnifiable Damages involving a breach by Acquirers of the representations and warranties contained in Sections 2.1 and 2.2 or for fraud or intentional misrepresentation. In addition, any indemnification for Seller Indemnifiable Damages with respect to matters described in the foregoing sentence shall not be subject to Seller's Threshold nor counted against the maximum indemnification amount set forth in this Section.

              (c) Notwithstanding anything to the contrary herein, each Acquirer shall jointly and severally indemnify and hold harmless Seller and its affiliates, successors and assigns from and against any and all Seller Indemnifiable Damages which are caused by, arise out of or are in respect of Acquirers' breach of the covenants contained in Section 5.13 hereof, and Seller shall not be subject to Seller's Threshold, the Seller's Cap or any other limitation, whether pursuant to this Section 9.2 or otherwise, in seeking such indemnification.

              (d) In the event the Acquirers indemnify Seller as provided hereunder, the Acquirers shall be subrogated to the rights of the Seller and may, at their sole cost and expense, prosecute such actions as may be necessary in the name of the Seller to recover any such amounts from any Person other than the Seller, but in so doing the Acquirers shall not create nor incur any additional liability to the Seller.

         9.3. THIRD PARTY CLAIMS.

              (a) If any party (for purposes of this Section 9.3, an "INDEMNIFIED PARTY") becomes aware of a fact, circumstance, claim, situation, demand or other matter which could result in a liability owed by the Indemnified Party to a third party or a claim otherwise advanced by a third party against the Indemnified Party (any such item being herein called a "THIRD PARTY CLAIM"), the Indemnified Party, shall give prompt written notice of the Third Party Claim to the party obligated to provide indemnity with respect to such Third Party Claim (for purposes of this Section 9.3, the "INDEMNIFYING PARTY"), requesting indemnification therefor, specifying the nature of and specific basis for the Third Party Claim and the amount or estimated amount thereof to the extent then feasible; provided, however, a failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure. The Indemnifying Party shall have the right to assume the defense or investigation of such Third Party Claim and to retain counsel and other experts to represent the Indemnified Party and shall pay the fees and disbursements of such counsel and other experts. If within 30 days after receipt of the request the Indemnifying Party fails to give notice to the Indemnified Party that the Indemnifying Party assumes the defense or investigation of the Third Party Claim, the Indemnified Party may retain counsel and other experts (whose fees and disbursements shall be at the expense of the Indemnifying Party) to file any motion, answer or other pleading and take such other action which the Indemnified Party reasonably deems necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. If the Indemnifying Party assumes the defense or investigation and retains such counsel and other experts, the Indemnified Party shall have the right to retain its own counsel and other experts, but the fees and expenses of such counsel and other experts shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party mutually agree to the retention of such counsel and other experts or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel retained by the Indemnifying Party, be inappropriate due to actual or potential differing interests between them.

              (b) If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party defends, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. No Third Party Claim may be settled by the Indemnified Party without the consent of the Indemnifying Party, which consent will not be unreasonably withheld. Unless the Indemnifying Party agrees in writing that the damages to the Indemnified Party resulting from such settlement are fully covered by the indemnities provided herein and that such damages are fully compensable in money, no Third Party Claim may be settled without the consent of the Indemnified Party, which consent will not be unreasonably withheld. Except with respect to settlements entered without the Indemnified Party's consent pursuant to the immediately preceding sentence, to the extent it is determined that the Indemnified Party has no right under this Article IX to be indemnified by the Indemnifying Party, the Indemnified Party shall promptly pay to the Indemnifying Party any amounts previously paid or advanced by the Indemnifying Party with respect to such matters pursuant to this Article IX.

              (c) After the delivery of a notice of a Third Party Claim hereunder, at the reasonable request of the Indemnifying Party the Indemnified Party shall grant the Indemnifying Party and its representatives full and complete access to the books, records and properties of the Indemnified Party to the extent reasonably related to the matters to which the notice relates. The Indemnifying Party will not disclose to any third person (except its representatives) any information obtained pursuant to the preceding sentence which is designated as confidential by the Indemnified Party and which is not otherwise generally available to the public, except as may be required by applicable law. The Indemnifying Party shall request its representatives not to disclose any such information (except as it may be required by applicable law). All such access shall be subject to the normal safety regulations of the Indemnified Party, and shall be granted under conditions which will not unreasonably interfere with the business and operations of the Indemnified Party.

         9.4. CLAIMS BETWEEN THE PARTIES. If any party (for purposes of this
Section 9.4, an "INDEMNIFIED PARTY") becomes aware of a fact, circumstance, claim, situation, demand or other matter (other than a Third Party Claim) for which it or any other Indemnified

Party has been or could be indemnified under this Article IX and which has resulted or could result in a liability (any such items being herein called a "CLAIM") being owed to the Indemnified Party by another party (the "INDEMNIFYING PARTY"), the Indemnified Party shall give prompt written notice to the Indemnifying Party of the Claim, stating the nature and basis of the Claim and the amount claimed thereunder, together with supporting information to the Claim, if any. If the Indemnifying Party does not notify the Indemnified Party within 30 days from the date such Claim notice is given that it disputes the Claim, the amount of the Claim shall conclusively be deemed to be a liability of the Indemnifying Party hereunder. If the Indemnifying Party provides written notice to the Indemnified Party within such 30 day period that it contests such indemnity, the parties shall attempt in good faith to resolve the dispute with regard thereto within 30 days of delivery of the Indemnifying Party's notice. If the parties cannot reach agreement within such 30 day period, the matter shall be resolved pursuant to and in accordance with Section 10.3 hereof.

                                   ARTICLE X

                               GENERAL PROVISIONS

         10.1. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), dispatched via courier such as Federal Express or the like, or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (i)      If to an Acquirer to:

                          SQS Acquisitions Inc.
                          Attn: Barry Logan
                          3157 Grandview Highway
                          Vancouver, B.C. Canada V5M 2E9
                          Fax: (604) 434-9888


                          with a copy to:

                          Mel Beaton, Esq.
                          Hammerberg & Company, Barristers & Soliciters 10711 Cambie Road, Suite 210
                          Richmond, B.C. Canada  V6X 3G5
                          FAX: 604/303-8511

        (ii)     If to the Seller and Squirrel, to:

                          Verso Technologies, Inc.
                          400 Galleria Parkway, Suite 300
                          Atlanta, Georgia 30339
                          Attention:  Juliet M. Reising, Chief Financial Officer
                          FAX:  (678) 589-3750


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

                           with a copy to:

                           William E. Sider, Esq.
                           Jaffe, Raitt, Heuer & Weiss, Professional Corporation One Woodward Ave., Suite 2400
                           Detroit, Michigan 48226-3418
                           FAX: 313-961-8358

         10.2. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

         10.3. MISCELLANEOUS. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including but not limited to that certain Letter Agreement by and among certain of the parties dated August 15, 2000, and (b) shall not be assigned by operation of law or otherwise. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF GEORGIA. THE EXCLUSIVE VENUE FOR THE ADJUDICATION OF ANY DISPUTE OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE THEREOF SHALL BE BINDING ARBITRATION LOCATED IN THE CITY OF ATLANTA, STATE OF GEORGIA AND THE PARTIES HERETO AND THEIR AFFILIATES EACH CONSENT TO AND HEREBY SUBMIT TO ARBITRATION IN THE CITY OF ATLANTA, STATE OF GEORGIA.

         10.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         10.5. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as set forth in Sections 5.6 and 5.7 (which are intended to and shall create third party beneficiary rights if the Transactions are consummated), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. The rights of any third party beneficiary hereunder are not subject to any defense, offset or counterclaim.

         10.6. DEFINITIONS. In this Agreement, the term "Person" means an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, an unincorporated organization and a government or other department or agency thereof and the term "Management Group" means Barry Logan, Victor Nightscales, David Atkinson, Joseph Cortese and Sam Noble. As used in this Agreement, "known," "to the knowledge of", "acquires knowledge" or words of similar import in the context of Management Group means that the matter is actually, consciously known to a member of the Management Group and does not encompass constructive knowledge.

         IN WITNESS WHEREOF, Purchaser, USCO, Seller and Squirrel have caused this Agreement to be signed and attested to as of the date first written above.


                        VERSO TECHNOLOGIES, INC.
                        a Minnesota corporation



                        By:     /s/ Juliet M. Reising
                            ----------------------------------------------------

                        Its: Executive Vice President and Chief Financial
                             Officer
                           -----------------------------------------------------

                        SQUIRREL SYSTEMS, INC.
                        a Georgia corporation



                        By:     /s/ Juliet M. Reising
                           -----------------------------------------------------

                        Its:    Vice President
                            ----------------------------------------------------

                        SQS ACQUISITIONS INC.
                        a British Columbia corporation


                        By:     /s/ Barry Logan
                            -------------------------------------------

                        Its:    President
                            ------------------------------------------



                       SQUIRREL ACQUISITIONS (U.S.) INC.

                       a Delaware corporation


                       By:     /s/ Barry Logan
                          ------------------------------------------------------

                       Its:    President
                           -----------------------------------------------------



                       With respect to Section 4.2 only

                       By:     /s/ Barry Logan
                          ------------------------------------------------------
                               Barry Logan


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